Exhibit 99.1

News Release

Regency Energy Partners LP Announces Public Offering of $600 Million of Senior Notes

DALLAS—(BUSINESS WIRE)—Feb. 4, 2014—Regency Energy Partners LP (NYSE: RGP) (“Regency”) today announced a public offering of $600 million in aggregate principal amount of its senior notes due 2022 (the “notes”). Regency Energy Finance Corp., a wholly owned direct subsidiary of Regency, will serve as the co-issuer of the notes. Regency intends to use the net proceeds from the offering to repay outstanding borrowings under its revolving credit facility and for general partnership purposes.

BofA Merrill Lynch, Citigroup, Credit Suisse, J.P. Morgan, Natixis, RBC Capital Markets, RBS, SunTrust Robinson Humphrey, Wells Fargo Securities, PNC Capital Markets LLC, Scotiabank and UBS Investment Bank are acting as joint book-running managers for the offering. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the offices of:

BofA Merrill Lynch Attn: Prospectus Department 222 Broadway New York, New York 10038 Email: dg.prospectus_requests@baml.com	Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Phone: (800) 831-9146 Email: batprospectsdept@citi.com

Credit Suisse Attn: Prospectus Department One Madison Avenue New York, New York 10010 Phone: (800) 221-1037 Email: newyork.prospectus@credit-suisse.com	J.P. Morgan c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, New York 11717 Phone: (866) 803-9204

Natixis Fixed Income Syndicate 1251 Avenue of the Americas, 4th Floor New York, New York 10020 Phone: (866) 245-0436	RBC Capital Markets Three World Financial Center 200 Vesey Street, 10th Floor New York, New York 10281-8098 Phone: (877) 280-1299 Email: USA-Prospectus@rbc.com

RBS Securities Inc. Attn: High Yield Debt Capital Markets Syndicate 600 Washington Blvd. Stamford, Connecticut 06901 Phone: (866) 884-2071	SunTrust Robinson Humphrey Attn: High Yield Syndicate 3333 Peachtree Road, 10th Floor Atlanta, Georgia 30326. Phone: (404) 926-5052

Wells Fargo Securities Attn: Client Support 550 South Tryon Street, 7th Floor Charlotte, North Carolina 28202 Phone: (800) 326-5897 Email: cmclientsupport@wellsfargo.com	PNC Capital Markets LLC Attn: Debt Capital Markets 225 Fifth Avenue, 5th Floor Pittsburgh, Pennsylvania 15222 Email: secsett@pnc.com

Scotiabank Attn: Debt Capital Markets 1 Liberty Plaza, 25th Floor 165 Broadway New York, New York 10006 Phone: (800) 372-3930	UBS Investment Bank Attn: Prospectus Dept. 299 Park Avenue New York, New York 10171 Phone: (888) 827-7275

You may also obtain these documents for free when they are available by visiting EDGAR on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by Regency with the SEC.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, including the following risks: Regency’s ability to complete certain contemplated acquisitions, unexpected difficulties in integrating Regency’s operations as a result of any significant acquisitions, Regency’s ability to consummate the proposed senior notes offering, volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for Regency as well as for producers connected to Regency’s system and its customers, the level of creditworthiness of, and performance by, Regency’s counterparties and customers, Regency’s ability to access capital to fund organic growth projects and acquisitions, Regency’s ability to obtain debt and equity financing on satisfactory terms, Regency’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in Regency’s transactions, changes in commodity prices, interest rates, and demand for Regency’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, including those that relate to climate change and environmental protection and safety, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, Regency’s ability to obtain indemnification for cleanup liabilities and to clean up any hazardous materials release on satisfactory terms, Regency’s ability to obtain required approvals for construction or modernization of Regency’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by Regency with the SEC, which are available to the public. Regency undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency is a growth-oriented master limited partnership engaged in natural gas gathering and processing, transportation, contract compression and treating, crude oil gathering, water gathering and disposal, and natural gas liquids transportation, fractionation and storage. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

Source: Regency Energy Partners LP

Investor Relations:

Regency Energy Partners LP

Lyndsay Hannah, 214-840-5477

Manager, Finance & Investor Relations

ir@regencygas.com

or

Media Relations:

Granado Communications Group

Vicki Granado, 214-599-8785

vicki@granadopr.com